                                                                  Exhibit 10-nnn

                              CONSULTING AGREEMENT
                                  AS ADVISOR TO
                             CHIEF EXECUTIVE OFFICER


     This Consulting Agreement ("Agreement") is made as dated below, by and between Dr. Robert M. Sandfort ("Dr. Sandfort") and MEMC Electronic Materials, Inc. ("MEMC"). Dr. Sandfort and MEMC have mutually agreed to end Dr. Sandfort's employment with MEMC, so that Dr. Sandfort may pursue other interests and become a consulting advisor to MEMC's CEO. Dr. Sandfort has been employed as President and Chief Operating Officer of MEMC. Dr. Sandfort also serves as a Director on the MEMC Board of Directors. In order to resolve any and all matters arising out of the employment relationship and its termination, and in order to insure a smooth transition of Dr. Sandfort's job duties and to continue to take advantage of Dr. Sandfort's skills and experience, the parties have entered into this Agreement. The parties agree as follows:

     1. Dr. Sandfort will voluntarily retire and resign his employment with MEMC effective December 1, 1997 ("Termination Date"). Dr. Sandfort will receive all regular compensation due for services rendered as an MEMC employee through November 30, 1997 on the next regular pay date. In addition, Dr. Sandfort will receive payment for all accrued but unused vacation time in the amount of $47,525.60, payable on December 15, 1997. Dr. Sandfort (or his designated beneficiary, if he should die before the scheduled payment date) also shall receive compensation due him pursuant to the Employment Agreement dated May 1, 1995 between Dr. Sandfort and MEMC (the "Employment Agreement") in the aggregate amount of $561,666.67, payable as follows: $28,083.33 payable on December 15, 1997; $337,000.00 payable on January 2, 1998; and $196,583.34 payable on January 4, 1999. The Employment Agreement, which is attached as Exhibit A and incorporated by reference herein, shall be deemed to be amended by all provisions of this Agreement that are inconsistent therewith. Capitalized terms used herein but not defined herein shall have the meanings assigned in the Employment Agreement. "Agreement" shall mean this Consulting Agreement unless the context otherwise requires.

     2. For a  one-year  period  beginning  with the day  after  Dr.  Sandfort's
Termination Date ("Consulting Period"), Dr. Sandfort agrees to make himself reasonably available for consultation with MEMC either by phone or in person as reasonably requested by MEMC on such matters as MEMC may reasonably request. During the Consulting Period Dr. Sandfort shall be considered a consulting advisor to MEMC's CEO. Dr. Sandfort shall be free to perform services for others when not performing under this Agreement; provided, that nothing in this Agreement will eliminate or modify in any way the confidentiality and non-competition restrictions placed upon Dr. Sandfort by Paragraphs 5.1 and 5.2 of the Employment Agreement, which paragraphs are incorporated by reference herein and shall be effective as of the Termination Date, except that (a) such paragraphs shall be interpreted solely with reference to the definition of "Competitive Work" set forth in the Confidentiality Agreement dated as of March 31, 1989 (the "Confidentiality Agreement"), which is incorporated by reference in the Employment Agreement; and (b) the written consent of MEMC described in the first paragraph of the section of the Confidentiality Agreement entitled "Competitive Activity" shall not be unreasonably withheld and shall be deemed to have been given if Dr. Sandfort has received no response from MEMC as of the 14th day after Dr. Sandfort has furnished the written evidence required thereunder to MEMC.

     3. The parties agree that during the Consulting Period, the parties' relationship will be that of a client and an independent contractor. During this period Dr. Sandfort will not be considered an agent or employee of MEMC and therefore will not necessarily be entitled to any of the benefits MEMC provides its employees, including but not limited to health, worker's compensation and pension or profit sharing plans; except that nothing contained herein shall deprive Dr. Sandfort of any benefits to which he is entitled under Section 3.1.1 of the Employment Agreement, under any plan providing benefits during retirement if and when Dr. Sandfort elects to begin receiving retirement income, and any other benefits that may be specifically provided under this Consulting
Agreement. Nothing in this Agreement shall adversely affect Dr. Sandfort's rights with respect to any vested profit sharing or pension monies, if any; Dr. Sandfort's right to begin receiving retirement income, if he is eligible under the terms of any plan, at any time before, during, or after the Consulting Period; or Dr. Sandfort's rights under any other plan for which he may be eligible or any law, including without limitation the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA").

     4. In consideration of Dr. Sandfort's consulting services and other promises herein, on January 2, 1998, MEMC will pay to Dr. Sandfort (or his designated beneficiary, if he should die before January 2, 1998) a lump sum in the amount of $539,751.00. In addition, Dr. Sandfort will be paid an hourly rate of $250 for each hour and fraction thereof which he spends providing consulting services, with a minimum of two hours for each telephone consultation and four hours for each requested consultation in person. In addition, Dr. Sandfort will be reimbursed for all reasonable expenses incurred as a result of his performing consulting services. To the extent that Dr. Sandfort requires administrative support to perform his consulting duties, these will be provided by MEMC; provided that, it is expressly understood that MEMC will not be responsible for providing Dr. Sandfort with office facilities at any MEMC location. Dr. Sandfort expressly acknowledges that the monies paid hereunder are over and above anything which MEMC may owe him for his services prior to the termination of his employment and represents additional pay and benefits to which Dr. Sandfort would not normally be entitled at the end of his employment.

     If Dr. Sandfort is required to travel in order to provide consulting services to MEMC, MEMC shall provide travel insurance in an amount not less than that for which Dr. Sandfort was eligible during the month prior to the Termination Date.

     5. The parties also agree as follows:

     (a)  MEMC shall take or cause to be taken all actions necessary such that:

          (1) all stock options previously awarded to Dr. Sandfort under any plan of MEMC ("Options") that have not vested shall vest as of the Termination Date;

          (2) if at any time in the future MEMC issues Options to replace Options granted as of the same date as any Options that then remain outstanding, the effect of which is to lower the exercise price under the Options being replaced, MEMC shall issue Options to replace outstanding Options on the same terms as such other Options, subject to Subsection 5(a)(3) and subject to the execution of such documents as MEMC reasonably requires to assure compliance with the securities laws.

          (3) Dr. Sandfort shall have all rights under the Equity Incentive Plan or Long Term Incentive Plan, as the case may be, to pay any Option exercise price in shares of stock or through a cashless exercise procedure, as well as the right to elect to pay in shares of stock all or a part of any amount required to be withheld to satisfy income tax liability in connection with the exercise of any Option (unless such election would subject him to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended);

          (4) Dr. Sandfort shall be allowed to exercise all Options (including any replacement options) until the tenth anniversary of the date on which each Option was granted; and

          (5) all shares of restricted stock previously awarded to Dr. Sandfort under any plan of MEMC ("Restricted Stock") that have not vested shall vest as of the Termination Date, and all remaining restrictions on such Restricted Stock shall lapse as of the Termination Date.

     (b) The six (6) month prior irrevocable election requirement of the Supplemental Executive Pension Plan shall be waived. As payment in full for all amounts due him from the Supplemental Executive Pension Plan, Dr. Sandfort (or his designated beneficiary, if he should die before the scheduled payment date) shall receive 120 monthly installment payments as follows:

          (1)  $10,588.11 each month in 1998;

          (2)  $10,764.58 each month in 1999;

          (3)  $10,946.24 each month in 2000;

          (4)  $11,133.88 each month in 2001;

          (5)  $11,328.73 each month in 2002;

          (6)  $11,532.64 each month in 2003;

          (7)  $11,748.88 each month in 2004;

          (8)  $11,983.86 each month in 2005;

          (9)  $12,253.50 each month in 2006; and

          (10) $12,621.10 each month in 2007.

     (c) Dr. Sandfort (or his designated beneficiary, if he should die before the scheduled payment date) also shall receive as retirement income in addition to amounts due him from the Supplemental Executive Pension Plan, 120 monthly installment payments as follows

          (1)  $11,644.68 each month in 1998;

          (2)  $11,838.76 each month in 1999;

          (3)  $12,038.54 each month in 2000;

          (4)  $12,244.91 each month in 2001;

          (5)  $12,459.20 each month in 2002;

          (6)  $12,683.47 each month in 2003;

          (7)  $12,921.28 each month in 2004;

          (8)  $13,179.71 each month in 2005;

          (9)  $13,476.25 each month in 2006; and

          (10) $13,880.54 each month in 2007.

     (d) MEMC shall advance to Dr. Sandfort as an interest free loan an amount equal to 47.05% of the gross income realized by Dr. Sandfort for federal income tax purposes resulting from the vesting of MEMC Restricted Stock on December 1, 1997, which loan shall be advanced in sufficient time to fund the required tax withholding on such income. Such loan shall be repaid in full no later than January 2, 2003. In addition, on April 15 after each year during the period December 1, 1997 through December 31, 2002, MEMC shall pay Dr. Sandfort an amount equal to 47.05% of the amount of imputed interest reported by MEMC to Dr. Sandfort for federal income tax purposes for the immediately preceding year.

     (e) MEMC shall deposit $2,661,282.29 in the MEMC Electronic Materials, Inc. Supplemental Executive Pension Plan Trust in January, 1998 to provide a source of payment of the amounts due Dr. Sandfort under Subsections 5(b) and 5(c) above.

     6. Dr. Sandfort agrees to release MEMC and its past and present shareholders, officers, directors, agents, employees, representatives, attorneys, successors and assigns, and affiliated or related companies (Released Parties), from any and all claims made, to be made, or which might have been made as a consequence of Dr. Sandfort's employment with MEMC or arising out of the termination of said employment relationship other than the breach of any provision of this Agreement by MEMC. This release specifically applies to, but is not limited to, any and all claims for back pay, front pay, sick pay, bonuses, or any other form of compensation or benefits not expressly preserved herein, claims of wrongful or retaliatory discharge, and any and all other claims arising under federal, state, or local law, known or unknown, which exist as of the date of the execution of this Agreement, whether such claims arise under either common law (whether sounding in tort or contract) or under constitution, statute or ordinance, including by way of illustration Title VII of the Civil Rights Act of 1954, as amended, 42 U.S.C. Section 2000(e), et seq.; the Missouri Human Rights Act, as amended, and the Americans With Disabilities Act, 42 U.S.C. Section 12101, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq.

     7. Dr. Sandfort agrees never to institute, directly or indirectly, any action or proceeding of any kind against any Released Party, on account of any matters over which he has waived his rights in this Agreement.

     8. MEMC hereby releases Dr. Sandfort and his heirs, personal representatives, successors, and assigns from any and all claims of every nature and description, whether known or unknown, prior to the date hereof. This does not release Dr. Sandfort from any claim which may be made as a consequence of the future breach by Dr. Sandfort of any provision of this Agreement.

     9. MEMC agrees never to institute, directly or indirectly, any action or proceeding of any kind against Dr. Sandfort, on account of any matters over which MEMC has waived its rights in this Agreement.

     10. Within seven (7) days following Dr. Sandfort's Termination Date, he shall return to MEMC any and all property of MEMC which he may have in his possession or control, if any, including, but not limited to any financial records or reports, memoranda, and all other documents, recordings, tapes, disks, etc., whether written or electronic, and without retaining any copies thereof, except that he may retain copies of those documents that may be helpful to him in preparing an updated resume. Upon completion of the Consulting Period, he shall also return all MEMC property with which he may be provided, without retaining copies.

     11. The provisions of this Agreement governed by state law will be governed by Missouri law, exclusive of any rules that would apply to another state's substantive rules of law or equity, or which would in any way impair the enforceability of the arbitration provision described in paragraph 18 below.

     12. This Agreement shall be binding upon, and shall inure to the benefit of MEMC and Dr. Sandfort and their respective heirs, executors, administrators, legal representatives, successors and assigns; and MEMC affirmatively will require any successor to all or any portion of the business and/or assets of MEMC that includes the obligations to which MEMC is bound under this Agreement, whether succession is direct or indirect and without regard to the manner by which it is effected, including without limitation purchase, merger, and consolidation, expressly to assume and perform this Agreement in the same manner and to the same extent that MEMC would be required to perform it if no such succession had taken place. As used in this Agreement, "MEMC" shall include any such successor.

     13. Dr. Sandfort agrees not to reapply for employment with MEMC at any time.

     14. The parties agree that in the event either party breaches any of the provisions of this Agreement, either party shall be entitled to any and all equitable remedies provided by law. Moreover, if a party prevails in any litigation or arbitration related to a breach of this Agreement, the prevailing party shall be entitled to the reimbursement of reasonable attorney's fees, expenses and court costs incurred in such litigation or arbitration.

     15. The parties mutually agree that the terms of this Agreement are strictly confidential. They will not be discussed or otherwise disclosed to third parties. However, the parties expressly understand that nothing herein prohibits the divulging or reporting of anything related to this Agreement as required by law, regulation, governmental authority or similar body, or as required in the written opinion of counsel to comply with applicable laws, including securities laws and regulations or stock exchange requirements, it being expressly acknowledged and agreed that this Agreement and all amendments, attachments and exhibits thereto shall be filed with the Securities and Exchange Commission ("the SEC") and furnished to parties requesting copies of exhibits to filings with the SEC. The parties further acknowledge that employees of MEMC may learn of the terms of this Agreement in the ordinary course of business and that Dr. Sandfort's spouse, attorneys, accountants and advisors may also learn of its terms. However, the parties will undertake to advise such persons as discussed in the foregoing sentence that they are not to disclose or otherwise divulge the terms of this Agreement.

     16. Dr. Sandfort expressly acknowledges that he has been advised to consult with an attorney of his choice regarding his execution of this document, that he has been told that he has twenty-one (21) days from his date of receipt of the final version of this Agreement to either accept or reject its terms, and that if he executes this Agreement, he shall have the right to revoke his acceptance by notifying MEMC, in writing, within seven (7) days of his execution, of his revocation.

     17. Dr. Sandfort shall remain a member of the Board as a non-employee Director of MEMC, until such time as he is removed or is reappointed, provided that he shall resign from the Board forty-five (45) days prior to the 1998 annual meeting unless requested in writing not to do so. Dr. Sandfort shall receive fees and other compensation, if any, as a non-employee Director of MEMC at the same level as determined for MEMC's other non-employee Directors, payable during such time as Dr. Sandfort continues to serve as a member of the Board.

     18. Any disputes between the parties to this Agreement shall be settled by arbitration in St. Louis, Missouri, before a single arbitrator in accordance with the Commercial Arbitration Rules under the American Arbitration Association, provided that discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. The decision of such arbitration shall be final and conclusive on the parties, and judgment upon such decision may be entered in any court having jurisdiction thereof.

     19. If a court of competent jurisdiction determines that any provision contained in this Agreement, or any part thereof, cannot for any reason be enforced, the parties agree that such determination shall not affect or invalidate the remainder of this Agreement.

     20. MEMC makes no representations and is not responsible with respect to the income tax and securities law consequences to Dr. Sandfort resulting from this Agreement and the compensation and benefits payable pursuant thereto. All amounts payable pursuant to this Agreement are subject to federal and state tax withholding as required by applicable law from time to time.

     21. Dr. Sandfort may designate a beneficiary or beneficiaries (contingently, consecutively, or successively) of a death benefit, if any, payable under this Agreement and, from time to time, may change his designated beneficiary. A beneficiary may be a trust. A beneficiary designation shall be made in writing and delivered to MEMC while Dr. Sandfort is alive. If there is no designated beneficiary surviving at the death of Dr. Sandfort, payment of any death benefit shall be made to his surviving spouse, and if he has no surviving spouse, to his estate.

     22. Sandfort hereby agrees now and at any time in the future to refrain from making any comments or statements to the press, the employees of MEMC or any individual or entity with whom MEMC has a business relationship or others,
(i) which would be likely to adversely affect the conduct of the business of MEMC or any of its affiliates, or any of their plans or prospects, or their business reputations, or the business reputations of any of their representatives or members of their respective boards of directors, or (ii) which would disparage in any way or cast in a negative light MEMC or any of its affiliates, or any of their respective directors, officers, agents or employees. MEMC hereby agrees now and at any time in the future to refrain from making any comments or statements to the press or any individual or entity with whom Sandfort has a business relationship or others, (i) which would be likely to adversely affect the business reputation of Sandfort, or (ii) which would disparage in any way or cast in a negative light Sandfort.

     23. The parties acknowledge that each has read this Agreement consisting of 9 pages, 23 sections, and the attached exhibits and fully understand same. Dr. Sandfort also acknowledges that he agrees to all of the terms and conditions of this Agreement and that he does so of his own free will and without coercion and that he has had an opportunity to review this document with an attorney of his choice. MEMC represents that it has the corporate authority to enter this Agreement and has taken or will take all steps necessary to carry out its terms and conditions. The parties agree that no representation or promise inconsistent with or additional to the terms of this Agreement have been made, that this Agreement includes all referenced Exhibits and is the full and complete agreement of the parties, and that this Agreement may not be modified, changed, or added to except in writing signed by all parties.

     THE PARTIES ACKNOWLEDGE THAT THE INSTANT AGREEMENT CONTAINS A BINDING AND ENFORCEABLE ARBITRATION PROVISION.

SO AGREED:                            MEMC ELECTRONIC MATERIALS, INC.

/s/ Robert M. Sandfort                By:    /s/ Ludger H. Viefhues
-------------------------                    ------------------------
Robert M. Sandfort, Ph.D.             Title: CEO

Date:  December 1, 1997                Date:  December 1, 1997
       ------------------                     -----------------------